PEASE OIL & GAS COMPANY

                        ENTIRE CLASS OF PREFERRED STOCK
                    AUTOMATICALLY CONVERTS INTO COMMON STOCK

FOR IMMEDIATE RELEASE - June 11,1997

Grand  Junction,  Colorado  June 11, 1997 - Pease Oil and Gas  Company  (NASDAQ:
WPOG) announced that as of the close of business today all outstanding shares of the Company's Preferred Stock (WPOGP), representing 96,847 shares, automatically converted into 308,699 shares of the Company's Common Stock and 308,699 Common Stock Purchase Warrants pursuant to the terms of the Articles of Incorporation. The Common Stock Purchase Warrants entitle the holder to purchase one share of the Company's Common Stock at $6.00 per share and expire on August 13, 1998. The Common Stock issued in this conversion represents approximately 2.4% of the total issued and outstanding common shares of the Company.

Under the terms of the Articles of Incorporation, when the closing sales price for the Preferred Stock as reported on NASDAQ shall, for a period of ten (10) consecutive trading days, exceed $13.00, then, effective as of the close of business on the tenth day, all shares of Preferred Stock then outstanding and all accrued and undeclared dividends thereon shall immediately and automatically without further notice be converted into shares of Common Stock and Common Stock Purchase Warrants. The conversion rate is defined in the Articles of Incorporation and, with accrued unpaid dividends, is 3.1875 shares of common stock and warrants for each outstanding share of preferred stock. The close of business today represented the tenth consecutive trading day that the preferred stock closed at a price above $13.00.

The preferred stock will no longer trade on NASDAQ.

Pease Oil and Gas Company is a 29 year old company traded on NASDAQ with the symbols WPOG (common) and WPOGW (warrants). For more information Pease contact Pat Duncan, CFO at (970) 245- 5917 or Steve Antry at (714) 752-5212.